Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-189822 on Form S-4 of our reports dated February 28, 2013, relating to the consolidated financial statements  and financial statement schedule of Alexander & Baldwin, Inc. and subsidiaries, and the effectiveness of Alexander & Baldwin, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2012, and to the reference to us under the heading ‘‘Experts’’ in the proxy statement/prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

August 7, 2013